Exhibit 99.1

InspireMD Aligns Operations and Leadership Team, Appoints Isaac Blech as Vice Chairman of the Board

-      Enhances Commercial and Development Execution

-      Reduces Operating Cost Structure

-      Strengthens Board of Directors

BOSTON, MA – January 22, 2016 - InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS), neurovascular devices and thrombus management technologies, announced today plans to align its operations and leadership with focus on its largest commercial markets in line with the continued execution of its carotid and neurovascular strategy which was launched in mid 2015.

Key elements of the changes announced today include the recruitment of a new CEO, who will focus on the Company’s immediate commercial and development activities in Europe in order to enhance operational efficiency and further improve the Company’s cost structure. To ensure a smooth leadership transition, the Company’s current CEO, Alan Milinazzo, has agreed to remain through the earlier of the appointment of the new CEO or June 30, 2016.

InspireMD also announced today that Isaac Blech joins the Company as Vice Chairman of the Board. Mr. Blech brings with him over 30 years of experience as a healthcare industry pioneer and investor, developing companies from early to profitable commercial stages, including multiple successful strategic acquisitions. Mr. Blech has an established record for shareholder value creation and has played a key role in some high profile company transformations within the life sciences sector.

Sol Barer, Chairman of the Board of InspireMD commented, “We are very pleased to welcome Isaac Blech as Vice Chairman of InspireMD. Isaac’s experience as an industry pioneer, taking new technologies from development to commercialization, will be instrumental as we continue with our efforts to introduce and develop markets that leverage our proprietary MicroNetTM technology. We also welcome Isaac’s deep relationships and extensive professional network across multiple fields – including the financial, pharmaceutical, biotechnology and medical device communities – supporting our active efforts to validate our technology and capabilities.” Dr. Barer continued, “Finally, we thank Alan Milinazzo for effectively taking the Company through its challenging transition. We are now well underway as we execute on our carotid and neurovascular strategy and look forward to announcing a new CEO who will focus the Company’s present efforts towards Europe, the heart of our current commercial activities.”

In connection with Mr. Blech’s appointment, the Company agreed to award him options to acquire 780,000 shares of the Company’s common stock on April 30, 2016, with vesting based on both time and the Company’s achievement of milestones. Details of his board engagement are available in a Form 8-K filing along with an amendment to Mr. Milinazzo’s employment agreement which should ensure a smooth executive leadership transition over the coming months.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

MGuard™ is CE Marked and not approved for sale in the U.S. by the U.S. Food and Drug Administration at this time.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

About CGuard™ EPS

The proprietary CGuard™ Embolic Prevention System (EPS) uses the same MicroNet™ technology featured on the MGuard™ and MGuard Prime™ coronary Embolic Protection Systems. The CGuard™ EPS is designed to prevent peri-procedural and late embolization by trapping potential emboli against the arterial wall while maintaining excellent perfusion to the external carotid artery and branch vessels.

MicroNet™ is a bio-stable mesh woven from a single strand of 20 micron Polyethylene Terephthalate.

CGuard™ EPS is CE Marked and not approved for sale in the U.S. by the U.S. Food and Drug Administration at this time.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482